Exhibit 23.2

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Board of Directors
Peoples Bancorporation, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by Peoples Bancorporation, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Peoples Bancorporation, Inc. 1997 Non-Employee Directors Stock Option Plan of our Report dated January 29, 2004, which is included in Peoples Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

                                                    s/Elliott Davis, LLC
Elliott Davis, LLC
Greenville, South Carolina
December 10, 2004